Exhibit 99.1

Hologic Announces Preliminary Revenue Results for First Quarter of Fiscal 2022

– Revenue of $1,471.1 Million Significantly Exceeds Guidance –

– Organic Revenue Grows 9% Excluding COVID-19 Benefits –

– More than 8% Global Organic Growth in All Businesses: Breast, Surgical, Skeletal and Diagnostics ex-COVID –

MARLBOROUGH, Mass.--(BUSINESS WIRE)--January 9, 2022--Hologic, Inc. (Nasdaq: HOLX) announced today preliminary revenue results for its first fiscal quarter ended December 25, 2021.

The Company expects to report total revenues of approximately $1,471.1 million, a decrease of (8.6%) compared to the prior year period, or (8.2%) in constant currency. These preliminary results compare to the Company’s most recent guidance range of $1,100 to $1,150 million, which was provided on November 1, 2021.

“We expect to report a very strong start to fiscal 2022 across-the-board, with first quarter revenue well above our guidance,” said Steve MacMillan, the Company’s Chairman, President and Chief Executive Officer. “Our Diagnostics division had another quarter of exceptional performance, as we over-delivered in our base business while meeting heavy demand for COVID testing. Further, our Breast and Skeletal Health and Surgical businesses showed strength, with each growing over 8%. In total, we estimate organic growth excluding COVID benefits of 9.0% in constant currency for our first quarter, compared to our 5% to 7% long-term growth target.”

Global revenues by division are expected to be:

$s in millions	Preliminary Q1’22	Q1’21	Reported Change	Constant Currency Change
Diagnostics	$950.4	$1,128.2	(15.8%)	(15.2%)
Organic Diagnostics excluding COVID	$320.8	$291.9	9.9%	10.2%
Breast Health	$359.4	$332.7	8.0%	8.4%
GYN Surgical	$134.3	$124.0	8.3%	8.2%
Skeletal Health	$27.1	$24.9	8.8%	9.7%
Total	$1,471.1	$1,609.8	(8.6%)	(8.2%)
Excluding divested Blood business and Biotheranostics, Diagenode, Mobidiag and Bolder acquisitions (Organic)	$1,430.7	$1,601.7	(10.7%)	(10.2%)
Organic revenue excluding COVID	$840.9	$773.4	8.7%	9.0%

Hologic has not yet completed its financial close processes for the first quarter of fiscal 2022, so GAAP financial results for the quarter have not yet been finalized. However, the Company expects non-GAAP diluted earnings per share (EPS) to be significantly higher than the guidance of $1.15 to $1.25 provided on November 1, 2021.

Hologic intends to provide its full financial results for the first quarter on February 2, 2022. Until that time, the preliminary revenue results described in this press release are estimates only and are subject to revisions that could differ materially. When the Company reports its first quarter results, it also expects to provide updated financial guidance for the second quarter and fiscal 2022, following the completion of its quarterly forecasting process.

J.P. Morgan Healthcare Conference

Hologic is providing these updates in advance of its participation in the 40th Annual J.P. Morgan Healthcare Conference, which begins tomorrow. The Company will post its conference presentation to the investors section of its website at investors.hologic.com. A live webcast of the Company’s presentation and question and answer session, which begins at 1:30 p.m. Eastern Time on Tuesday, January 11, 2022, also may be accessed there. The webcast will be available for 30 days.

Use of Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures in this press release: constant currency revenue, organic revenue and non-GAAP EPS. Constant currency calculations show reported current period revenues as if the foreign exchange rates remain the same as those in effect in the comparable prior year period. Organic revenue excludes the divested Blood Screening business, and the acquired Biotheranostics, Diagenode, Mobidiag and Bolder Surgical businesses. Organic revenue excluding COVID is organic revenue less COVID assay revenue, COVID-related sales of instruments, collection kits and ancillaries, as well as license revenue, and discontinued products. The Company defines its non-GAAP net income and EPS to exclude, as applicable: (i) the amortization of intangible assets and impairment of goodwill, intangible assets and equipment; (ii) additional depreciation expense from acquired fixed assets and accelerated depreciation related to consolidation and closure of facilities; (iii) additional expenses resulting from the purchase accounting adjustment to record inventory at fair value and adjustments to contingent consideration; (iv) restructuring and divestiture charges and facility closure and consolidation charges and costs incurred to integrate acquisitions (including retention, transaction bonuses, legal and professional consulting services) and separate divested businesses from existing operations; (v) expenses related to its divested Cynosure business incurred subsequent to the disposition date primarily related to indemnification provisions for legal and tax matters; (vi) transaction related expenses for divestitures and acquisitions; (vii) third-party expenses incurred related to implementing the European MDR/IVDR requirements and obtaining the appropriate approvals for its existing products; (viii) debt extinguishment losses and related transaction costs; (ix) the unrealized (gains) losses on the mark-to-market of forward foreign currency contracts and foreign currency option contracts for which the Company has not elected hedge accounting; (x) litigation settlement charges (benefits) and non-income tax related charges (benefits); (xi) other-than-temporary impairment losses on investments and realized gains and losses resulting from the sale of investments; (xii) the one-time discrete impact of tax reform and other one-time impacts related to internal restructuring and non-operational items; (xiii) other one-time, non-recurring, unusual or infrequent charges, expenses or gains that may not be indicative of the Company's core business results; and (xiv) income taxes related to such adjustments.

Because the quarterly financial information contained in this press release is preliminary, it is deemed to be forward-looking. The Company has not provided a reconciliation of preliminary organic revenue and preliminary organic revenue excluding COVID to preliminary or projected GAAP revenue because of the unreasonable efforts it would take to provide such reconciliations at this time. The Company is also unable to provide GAAP EPS in this press release because certain significant items have not yet been finalized. Such items depend on various factors and could have a material impact on reported GAAP EPS. GAAP results and a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure will be presented in connection with the Company’s press release reporting full financial results for the first quarter of fiscal 2022 scheduled to be released after the close of the market on February 2, 2022. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The Company's definition of non-GAAP measures may differ from similarly titled measures used by others.

The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The Company generally uses non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of Hologic's historical operating results and comparison to competitors' operating results. Non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures (when they become available), may provide a more complete understanding of factors and trends affecting Hologic's business. Because non-GAAP financial measures exclude the effect of items that increase or decrease the company's reported results of operations, management strongly encourages investors to review, when they become available, the Company's consolidated financial statements and publicly filed reports in their entirety.

About Hologic, Inc.

Hologic, Inc. is an innovative medical technology company primarily focused on improving women's health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements relating to the Company’s anticipated revenue results for the first quarter of fiscal 2022. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: the severity and duration of the COVID-19 pandemic and its impact on the U.S. healthcare system, the U.S. economy and worldwide economy; the timing, scope and effect of further U.S. and international governmental, regulatory, fiscal, monetary and public health responses, including emerging vaccine mandates, to the COVID-19 pandemic; disruption of supply chains, including the availability of critical raw materials and components, including semiconductor chips, as well as cost inflation in materials, packaging and transportation; manufacturing risks, including the Company’s reliance on a single or limited source of supply for key components, the need to comply with especially high standards for the manufacture of many of its products and risks associated with utilizing third party manufacturers; continued demand for the Company’s COVID-19 TMA assay; the Company’s ability to manufacture, on a scale necessary to meet demand, its COVID-19 TMA assay as well as the Panther systems on which the assay runs; U.S., European and general worldwide economic conditions, trade relations, and related uncertainties; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the ability of the Company to successfully manage leadership and organizational changes, including the ability of the Company to attract, motivate and retain key employees and maintain engagement and efficiency in remote work environments; the Company’s reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties for new products or product enhancements; changes to applicable laws and regulations, including tax laws, global health care reform, and import/export trade laws; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company’s products; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that products may contain undetected errors or defects or otherwise not perform as anticipated; risks associated with strategic alliances and the ability of the Company to realize anticipated benefits of those alliances; risks associated with acquisitions, including, without limitation, the Company’s ability to successfully integrate acquired businesses, the risks that the acquired businesses may not operate as effectively and efficiently as expected even if otherwise successfully integrated, and the risks that acquisitions may involve unexpected costs or unexpected liabilities; the risks of conducting business internationally; the risk of adverse exchange rate fluctuations on the Company’s international activities and businesses; the early stage of market development for certain of the Company’s products; the Company’s leverage risks, including the Company’s obligation to meet payment obligations and financial covenants associated with its debt; cybersecurity risks; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; technical innovations that could render products marketed or under development by the Company obsolete; and competition.

The risks included above are not exhaustive. Other factors that could adversely affect the Company's revenue results are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

SOURCE: Hologic, Inc.

Contacts

Ryan Simon
Vice President, Investor Relations
ryan.simon@hologic.com
(858) 410-8514

Francis Pruell
Director, Investor Relations
francis.pruell@hologic.com
(508) 364-7554